Exhibit 10.4

LYONDELLBASELL INDUSTRIES

2017 NONQUALIFIED STOCK OPTION AWARD AGREEMENT

By letter (the “Grant Letter”), effective as of the date specified in the Grant Letter (the “Grant Date”), LyondellBasell Industries N.V. (the “Company”), pursuant to the LyondellBasell Industries 2017 Long-Term Incentive Plan (the “Plan”), has granted to the Participant a right (the “Option”) to purchase from the Company up to but not exceeding in the aggregate the number of shares of Common Stock (as defined in the Plan) (the “Option Shares”) specified in the Grant Letter at the Grant Price per Option Share specified in the Grant Letter, such number of shares and such price per share being subject to adjustment as provided in the Plan, and further subject to the following terms and conditions (the “Award Agreement”):

1. Relationship to Plan and Company Agreements.

This Option is intended to be a nonqualified stock option within the meaning of Section 83 of the Code. This Option is subject to all of the Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Committee. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan. Notwithstanding any provision of any employment agreement between the Participant and the Company regarding an award of an option to purchase shares of common stock of LyondellBasell Industries AF S.C.A., this Award Agreement is with respect to shares of common stock of LyondellBasell Industries N.V. as required pursuant to the terms of the Company’s long term incentive program as in effect on the Grant Date. To the extent that this Award Agreement is intended to satisfy the Company’s obligations under any employment agreement between the Company and the Participant, the Participant agrees and acknowledges that this Award Agreement fulfills the Company’s obligations under the employment agreement, this Award Agreement shall be interpreted and construed to the fullest extent possible consistent with such employment agreement, and in the event of a conflict between the terms of such employment agreement and the terms of this Award Agreement, the terms of this Award Agreement shall control.

2. Exercise Schedule.

(a) This Option shall become exercisable in three cumulative installments, with one-third of the Option Shares becoming exercisable on the first anniversary of the Grant Date, an additional one-third of the Option Shares becoming exercisable on the second anniversary of the Grant Date, and the final one-third of the Option Shares becoming exercisable on the third anniversary of the Grant Date. The Participant must be in continuous Employment from the Grant Date through the date of exercisability of each installment in order for the Option to become exercisable with respect to additional shares of Common Stock on such date.

(b) This Option shall become fully exercisable, irrespective of the limitations set forth in subparagraph (a) above, provided that the Participant has been in continuous Employment since the Grant Date, upon (1) an involuntary termination of Employment by the Company without Cause or a constructive termination of Employment by the

Participant with good reason as defined in Section 10 of the Plan (a “Constructive Termination”), either of which occurs within one year after the occurrence of a Change of Control or (2) any termination of Employment due to death or Disability.

(c) Irrespective of the limitations set forth in subparagraph (a) above, provided that the Participant has been in continuous Employment since the Grant Date, upon termination of Employment due to Retirement or involuntary termination not for Cause, to the extent not previously vested pursuant to subparagraph (a) above, each third of the Option Shares described in subparagraph (a) above that are unvested as of the date of termination of Employment shall become exercisable in a pro rata amount determined by a fraction with respect to each such unvested third of the Option Shares, the numerator of which shall be the number of months (with any partial months being considered a full month) of the Participant’s Employment from the Grant Date through the date of the Participant’s termination of Employment, and the denominator of which shall be the number of months for the period beginning on the Grant Date and ending on the corresponding anniversary date on which each such unvested third of the Option Shares would have vested pursuant to subparagraph (a) above.

(d) For purposes of this Award Agreement, the following definitions apply:

(i) “Disability” means a permanent and total disability as defined in the Company’s long-term disability plan in which the Participant is eligible to participate.

(ii) “Employment” means employment as an Employee with the Company or any Participating Employer. Neither the Participant’s transfer from Company employment to employment by any Participating Employer, the Participant’s transfer from employment by any Participating Employer to Company employment, nor the Participant’s transfer between Participating Employers shall be deemed to be a termination of the Participant’s employment. Moreover, a Participant’s employment shall not be deemed to terminate because the Participant is absent from active employment due to temporary illness, during authorized vacation, during temporary leaves of absence granted by the Company or a Participating Employer for professional advancement, education, health or government services, during military leave for any period if the Participant returns to active employment within 90 days after military leave terminates, or during any period required to be treated as a leave of absence by any valid law or agreement.

(iii) “Misconduct” means any act or failure to act that (i) contributes to the Company having to restate all or a portion of its financial statements and (ii) materially increases the value of the compensation received by the Participant.

(iv) “Retirement” means a Participant’s voluntarily initiated termination of service on or after the earliest of (i) age 65, (ii) age 55 with 10 years of participation service credited under the qualified defined benefit pension plan maintained by the Company or a Subsidiary or an Affiliate in which the Participant is eligible to participate, (iii) the time of retirement as defined in a written agreement between a Participant and a Participating Employer, or

(iv) outside the U.S., the time when retirement is permitted and the Participant is eligible to receive a company retirement benefit under applicable law with respect to the Participant’s primary place of employment (as determined by the Committee in its sole judgment).

3. Termination of Option. The Option hereby granted shall terminate and be of no force and effect with respect to any shares of Common Stock not previously purchased by the Participant upon the first to occur of:

(a) the close of business on the date that is ten years from the Grant Date;

(b) with respect to

(i) the portion of the Option exercisable upon termination of Employment (or which becomes exercisable upon termination due to death, Disability, Retirement, involuntary termination not for Cause or Constructive Termination), the expiration of (A) 90 days following the Participant’s voluntary termination of Employment, involuntary termination of Employment not for Cause or Constructive Termination, and not due to death, Disability or Retirement, (B) one year following the Participant’s termination of Employment by reason of death or Disability; and (C) five years following the Participant’s termination of Employment by reason of Retirement.

(ii) the portion of the Option not exercisable upon termination of Employment, the date of the Participant’s termination of Employment; or

(c) the date of the Participant’s termination of Employment for any reason other than those described in (b) above.

4. Exercise of Option. Subject to the limitations set forth herein and in the Plan, this Option may be exercised by written notice provided to the Company as set forth in Section 5. Such written notice shall (a) state the number of shares of Common Stock with respect to which the Option is being exercised and (b) be accompanied by a check, cash or money order payable to the Company in the full amount of the purchase price for any shares of Common Stock being acquired or, at the option of the Committee or its delegate, accompanied by Common Stock theretofore owned by such Participant that is equal in value to the full amount of the purchase price (or any combination of cash, check or such Common Stock) or in any other manner approved by the Committee or its delegate. For purposes of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise. Any Common Stock delivered in satisfaction of all or a portion of the purchase price shall be appropriately endorsed for transfer and assignment to the Company.

The Participant will not be entitled to exercise the Option granted pursuant hereto, and the Company will not be obligated to issue any Option Shares pursuant to this Award Agreement, if the exercise of the Option or the issuance of such shares would constitute a violation by the Participant or by the Company of any provision of any law or regulation of any governmental authority or any stock exchange or transaction quotation system.

If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action.

5. Notices. Notice of exercise of the Option must be made in the following manner, using such forms as the Company may from time to time provide:

(a) by mail or overnight delivery service, postage prepaid, to LyondellBasell Industries N.V., Attn: Manager of Executive Services, 1221 McKinney Street, Suite 700, Houston, Texas 77010, in which case the date of exercise shall be the date of mailing; or

(b) by hand delivery or otherwise to LyondellBasell Industries N.V., Attn: Manager of Executive Services, 1221 McKinney Street, Suite 700, Houston, Texas 77010, in which case the date of exercise shall be the date when receipt is acknowledged by the Company.

(c) by electronic delivery to Manager of Executive Services via e-mail to execserv@lyondellbasell.com or fax to +1 713 309 3028, in which case the date of exercise shall be the date of the e-mail or fax.

Notwithstanding the foregoing, (i) if the Company’s address is changed before the exercise date of this Option, notice of exercise shall be made instead under the previous provisions at the Company’s current address, or (ii) if the Committee delegates the administration of option exercises to a third party administrator, notice of exercise shall be made instead according to the written instructions that the third party administrator gives to the Participant for the option exercise.

Any other notices provided for in this Award Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Participant, five days after deposit in the mail or delivery to an overnight delivery service, postage prepaid, addressed to the Participant at the address specified at the end of this Award Agreement or at such other address as the Participant hereafter designates by written notice to the Company.

6. Assignment of Option. The Participant’s rights under the Plan and this Award Agreement are personal. No assignment or transfer of the Participant’s rights under and interest in this Option may be made by the Participant otherwise than by will or by the laws of descent and distribution. This Option is exercisable during his lifetime only by the Participant, or, in the case of a Participant who is mentally incapacitated, this Option shall be exercisable by his guardian or legal representative. After the death of the Participant, exercise of the Option shall be permitted only by the Participant’s executor or the personal representative of the Participant’s estate (or by his assignee, in the event of a permitted assignment) and only to the extent that the Option was exercisable on the date of the Participant’s death.

7. Stock Certificates. Any certificates representing the Common Stock issued pursuant to the exercise of the Option will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Option.

8. Withholding. The Company shall withhold from any delivery of shares of Common Stock under this Option, shares having a Fair Market Value equal to all taxes required to be withheld with respect to the Option. In the event all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the Option cannot be satisfied in this manner, no shares of Common Stock shall be delivered to or for a Participant unless provision to pay required withholding has been made to the Committee’s satisfaction.

9. Expatriate Participants. Exercises by expatriate Participants will be, pursuant to the applicable expatriate assignment policy of the Participating Employer, tax normalized based on typical income taxes and social security taxes in the expatriate Participant’s home country relevant to the expatriate Participant’s domestic circumstances.

10. Currency Exchange Rates. For Participants who are not paid on a U.S. Dollar payroll, the currency exchange rate used to calculate the number of Option Shares was determined by the published intercompany exchange rate in effect for the month in which the Grant Date occurred; provided if such rate had not been determined at the Grant Date, the currency exchange rate was determined by using the published intercompany exchange rate for the month prior to the month in which the Grant Date occurred.

11. No Fractional Shares. No fractional shares of Common Stock are permitted in connection with this Award Agreement. For purposes of vesting in Section 2(a), Option Shares vesting on the second anniversary of the Grant Date shall be increased by any fractional shares resulting from the vesting schedule with respect to subsequent vesting dates and Option Shares vesting thereafter shall be rounded down to the nearest whole share. For purposes of pro-ration in Section 2(c), Option Shares shall be rounded up to the nearest whole share of Common Stock. Only whole Option Shares are exercisable pursuant to Section 4, and only whole shares of Common Stock may be delivered in satisfaction of the Grant Price. Any shares of Common Stock withheld pursuant to Section 8 shall be rounded to whole shares in the manner determined by the Committee to be appropriate to satisfy the minimum statutory withholding requirements.

12. Shareholder Rights. The Participant shall have no rights of a shareholder with respect to shares of Common Stock subject to the Option unless and until such time as the Option has been exercised and ownership of such shares of Common Stock has been transferred to the Participant.

13. Successors and Assigns. This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.

14. No Guaranteed Employment. No provision of this Award Agreement shall confer any right upon the Participant to continued employment.

15. Company Clawback Policy.If (a) the Committee determines that the Participant has either engaged in, or benefitted from, Misconduct and (b) the Participant is classified at a level of M-4 or above in the LyondellBasell Group compensation classification system at the time of such determination, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of the payments received under this Award Agreement (or forfeit all or any portion of such payments to the extent they have not yet been paid) as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged Misconduct or the second anniversary of the Participant’s date of termination.

LYONDELLBASELL INDUSTRIES N.V.